EXHIBIT 12
               AIRBORNE FREIGHT CORPORATION AND SUBSIDIARIES

                         RATIO OF TOTAL LONG-TERM

                       DEBT TO TOTAL CAPITALIZATION

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

                                                     DECEMBER 31, 1997
                                                    ------------------
                                                  (Dollars in thousands)

LONG-TERM DEBT:
   Revolving Credit Agreement                             $      --
   Money Market Lines of Credit                              30,000
   Senior Notes                                             200,000
   Refunding Revenue Bonds                                   13,200
   Other                                                      7,740
                                                           --------
                                                            250,940
   Less Current Portion                                         381
                                                           --------
     Total Long-term Debt                                 $ 250,559
                                                           ========
TOTAL CAPITALIZATION:
   Long-term Debt                                         $ 250,559
   Deferred Income Taxes                                     65,322
   Shareholders Equity, Net                                 670,915
                                                           --------
     Total Capitalization                                 $ 986,796
                                                           ========

RATIO OF TOTAL LONG-TERM DEBT TO TOTAL CAPITALIZATION         25.4%
                                                           ========
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